EXHIBIT 3.1 (i)

AMENDED AND RESTATED  ARTICLES OF  INCORPORATION  OF PLANETLINK  COMMUNICATIONS,
INC.

1. The name of this corporation is Planetlink Communications, Inc. The corporation is referred to hereinafter as the "Corporation."

2. The Corporation was originally incorporated under the name: Fifth Avenue Acquisition I Corp.

2. The Corporation shall have perpetual duration.

3. The Corporation has been organized as a corporation for profit pursuant to the Georgia Business Corporation Code, for the purpose of engaging in any lawful activities permitted by the laws of Georgia.

4. The Corporation shall have one billion five hundred million shares authorized (l,5OO,OOO,OOO) of which one hundred and fifty million (150,000,000) shall be preferred stock.

      A. Common Stock. The authorized voting common stock of the corporation is one billion three hundred fifty million shares , par value $.001 per share. Each share shall have one vote.

      B. Preferred Stock. The authorized preferred stock of the Corporation is one hundred fifty million (150,000,000) shares. The Corporation, acting by its board of directors, without action by the shareholders, may, from time to time by resolution and upon the filing of such [declaration] certificate or articles of amendment as may be required by the Georgia Business Corporation Code as then in effect, authorize the issuance of shares of preferred stock in one or more series, determine the[ par value], preferences, voting rights, limitations, and relative rights of the class or of any series within the class, and designate the number of shares within that series.The Board of Directors may exercise the authority granted to it by this provision to the fullest extent permitted by the Georgia Business Corporation Code.

5. Each share of common stock of the Corporation shall have unlimited voting rights.

6. Shareholders shall not have the preemptive right to acquire unissued shares of the Corporation.

7. No director of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (iii) for the types of liability set forth in section 14-2-832 of the Revised Georgia Business Corporation Code; or (iv) for any transaction from which the director received an improper personal benefit. If the Georgia
Business Corporation Code is amended to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to the time of such repeal or modification.

8. The Corporation shall indemnify a director against reasonable expenses and liability incurred by him, and shall advance expenses upon receipt from the director of the written affirmation and repayment authorization required by section 14-2-853 of the


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

Georgia Business Corporation Code, provided, however, that the Corporation shall not indemnify a director for any liability incurred by a director if he failed to act in a manner he believed in good faith to be in or not opposed to the best interests of the Corporation, or to have improperly received a personal benefit or, in the case of any criminal proceeding, if he had reasonable cause to believe his conduct was unlawful, or in thc case of a proceeding by or in the right of the Corporation, in which he was adjudged liable to the Corporation, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances, in which case the director shall be indemnified for reasonable expenses incurred.

***************************************************

      The provisions of this Amended and Restated Articles of Incorporation were duly approved by the shareholders of the Corporation in accordance with the provisions of Sections 14-2-1007 and 14-2-1003 of the Georgia Business Corporation Code on the 16th day of December, 2005.

      This Amended and Restated Articles of Incorporation were duly adopted and authorized by the Board of Directors of the Company on 16th day of August, 2005.

      IN WITNESS WHEREOF,  Planetlink  Communications,  Inc. has caused its duly
authorized   officer  to  execute  this   Amended  and   Restated   Articles  of
Incorporation as of this day of January 9th, 2006.


/s/ M. Dewey Bain
------------------------------------------
Name: M. Dewev Bain
Title: President & Chief Executive Officer

ATTEST:

/s/ Mary Hitt
--------------------
Name: Mary Hitt
Title: Secretary


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

STATE OF GEORGIA

CITY OF CUMMING


      I, Jacqueline Marie Montavon, a notary public, do hereby certify that on this 9th day of January, 2006, personally appeared before me M. Dewey Bain who, being by me first duly sworn, declared that he is the President Planetlink Communications, Inc., that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.


                           Jacqueline Marie Montavon
                           -------------------------
                                 Notary Public

My Commission expires on May 23, 2008.

                                                         [SEAL OF NOTARY PUBLIC]


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